Exhibit 8.1

December 16, 2004	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441

To the Attached Distribution List	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re: E*TRADE RV and Marine Trust, 2004-1

Dear Ladies and Gentlemen:

We have acted as special tax counsel to E*TRADE Bank, a federal savings bank (the “Transferor”), ETCF Asset Funding Corporation, a Nevada corporation (the “Depositor”) and E*TRADE RV and Marine Trust, 2004-1 (the “Issuer”), in connection with: (i) the transfer by the Transferor of certain assets described in the Depositor Sale Agreement (defined below) to the Depositor; (ii) the transfer by the Depositor of certain assets described in the Transfer and Servicing Agreement (defined below) to the Issuer; (iii) the formation of the Issuer pursuant to the Amended and Restated Trust Agreement, dated as of December 16, 2004 (the “Trust Agreement”), between the Depositor and Wells Fargo Bank, National Association, in its capacity as owner trustee (the “Owner Trustee”); (iv) the issuance by the Issuer of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class A-5 Notes (collectively, the “Class A Notes”), the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes pursuant to that certain Indenture, dated as of December 16, 2004 (the “Indenture”), between the Issuer and JPMorgan Chase Bank, N.A., in its capacity as indenture trustee (the “Indenture Trustee”); and (v) the retention by the Depositor of the beneficial undivided interest in the Issuer (the “Residual Interest”), pursuant to the terms of the Trust Agreement.

With respect to the above, you have requested our opinion as to whether, for federal income tax purposes, (i) the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes (collectively, the “Offered Notes”) held by any person other than the Issuer, the Transferor or the Depositor, or any affiliate of the foregoing, issued pursuant to the Indenture, will be treated as indebtedness; and (ii) the Issuer will be classified as an association (or publicly traded partnership) taxable as a corporation.

In furnishing our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Trust Agreement; (b) the Indenture; (c) the Transfer and Servicing Agreement, dated as of December 16, 2004 (the “Transfer and Servicing Agreement”) among the Issuer, the Depositor and E*TRADE Consumer Finance Corporation, in its capacity as servicer (the “Servicer”); (d) the Depositor Sale Agreement, dated as of December 16, 2004 (the “Depositor Sale Agreement”), between the Transferor and the Depositor; (e) the prospectus dated December 9, 2004 (the

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Mayer, Brown, Rowe & Maw LLP

December 16, 2004

“Prospectus”); (f) the prospectus supplement dated December 9, 2004 with respect to the Offered Notes (the “Prospectus Supplement”); and (g) such other documents, records and matters of law as we have considered necessary for purposes of this opinion. The documents set forth in clauses (a) through (f) are collectively referred to herein as the “Transaction Documents”. Capitalized terms used but not otherwise defined herein are used as defined in the Transaction Documents.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed for the purposes of our opinion, without independent verification, that the facts and conclusions presented in the aforementioned documents and the representations and covenants made therein are true and correct, and that the transactions contemplated by such documents have been and will be consummated in accordance with their terms. We have also assumed that each provision of the aforementioned documents is valid and enforceable pursuant to its terms under the law governing such documents, and that there are no agreements, understandings or arrangements which supplement or are inconsistent with those contained in such documents or that would otherwise affect our opinions expressed below.

The opinions set forth in this letter are based on reasoning from legal principles based on the relevant provisions of the Internal Revenue Code of 1986, as amended, the legislative history thereof, currently applicable Treasury Regulations, judicial decisions, administrative rulings and such other authorities as we have considered relevant. There can be no assurance that the opinions expressed below could not be successfully challenged by the Internal Revenue Service, or significantly altered by legislative changes, changes in administrative positions or judicial decisions, any of which may be applied retroactively with respect to completed transactions. Any such change could render the affected provisions of this opinion inoperative. No tax rulings will be sought from the Internal Revenue Service with respect to any of the matters discussed herein.

Based upon the foregoing, it is our opinion that, for federal income tax purposes: (i) the Offered Notes, held by persons other than the Issuer, the Transferor or the Depositor, or any affiliate of the foregoing persons, will be treated as indebtedness; and (ii) the Issuer will not be classified as an association (or publicly traded partnership) taxable as a corporation. We further hereby confirm that the statements set forth in the Prospectus under the heading “Federal Income Tax Consequences” and in the Prospectus Supplement under the heading “Federal Income Tax Consequences” accurately reflect our opinion.

These opinions are furnished to you solely in connection with the transactions contemplated herein and may not be relied upon by anyone other than you without our express written consent. This opinion shall not be published or reproduced in any manner or distributed, circulated or quoted to any person without our express written consent.

Mayer, Brown, Rowe & Maw LLP

December 16, 2004

This opinion speaks solely as of the date hereof and is based solely upon current laws and regulations and we have not undertaken any obligation to update this opinion in the event of changes thereto or additional legislation.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP

WAL/KRA

Mayer, Brown, Rowe & Maw LLP

December 16, 2004

Distribution List

Standard and Poor’s Ratings Services

55 Water Street

New York, New York 10004

Moody’s Investors Service, Inc.

99 Church Street

New York, New York 10007

E*TRADE Consumer Finance Corporation,

    as Servicer

3353 Michelson Drive, 2nd Floor

Irvine, California 92612

ETCF Asset Funding Corporation,

    as Depositor

3355 Michelson Drive, Suite 350

Irvine, California 92612

E*TRADE RV and Marine Trust, 2004-1,

    as Issuer

c/o Wells Fargo Bank, N.A.

MAC N9311-161

Sixth & Marquette

Minneapolis, Minnesota 55479

JPMorgan Chase Bank, N.A.,

    as Indenture Trustee

4 New York Plaza, 6th Floor

New York, NY 10004

Wells Fargo Bank, National Association,

    as Owner Trustee

MAC N9311-161

Sixth & Marquette

Minneapolis, Minnesota 55479